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                      GEOTEK TO SELL FCC LICENSES TO NEXTEL

Montvale, New Jersey - February 12, 1999 - Geotek Communications, Inc. (OTC:GOTKQ), announced today that it has agreed to sell all of its 191 900 MHz licenses to Nextel Communications, Inc. ("Nextel") for a purchase price of $150 million. The sale is subject to Bankruptcy Court and regulatory approvals, including, inter alia, the modification to, or vacation of, a Consent Decree between, among others, Nextel and The United States of America, which limits Nextel's ability to acquire certain of Geotek's FCC licenses.

      Geotek filed for Chapter 11 protection in June 1998. The sale of its 900 MHz licenses to Nextel is part of its plan to pursue the orderly wind-down of its operations and liquidation of its assets. Geotek's equity holders are not expected to receive any distributions pursuant to the Company's plan of liquidation or reorganization.

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